Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

Agree Realty Corporation

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Rule 457(o)	1,000,000,000	0.0001476	$147,600
Total Offering Amounts					147,600
Total Fees Previously Paid					-
Total Fee Offsets					-
Net Fee Due					$147,600

(1)	The registration fee is calculated in accordance with Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price and Rule 457(r) under the Securities Act. In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant initially deferred payment of all of the registration fee for the registration statement on Form S-3ASR (Registration No. 333-271668).